Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 12, 2015 with respect to the audited consolidated financial statements of RKI Exploration & Production, LLC as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, included in the Current Report on Form 8-K of WPX Energy, Inc. dated July 14, 2015, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

July 14, 2015